POINTSTAR ANNOUNCES NAME CHANGE TO

BIOSHAFT WATER TECHNOLOGY INC. AND NEW SYMBOL

Carlsbad, California (September 28, 2007) Pointstar Entertainment Corp. (the "Company" or "Pointstar") (OTC BB: PNST) is pleased to announce that as a result of its acquisition of patent rights relating to the design of waste water treatment plants the Company has changed its name to Bioshaft Water Technology Inc.

Effective today, September 28, 2007 the Company will trade under the name of Bioshaft Water Technology Inc. and the new symbol of BSHF on the over the counter bulletin board (“OTCBB”).

Based in Carlsbad, California, BioShaft Water Technology Inc. (“BioShaft”) is engaged in a specific branch of wastewater treatment known as Domestic Waste or Sewage Treatment. In the future, the Company plans to expand into the Treatment of Industrial Waste. BioShaft has a patented wastewater treatment technology that promotes eco-efficiency, clean production and pollution prevention. The BioShaft works by emulating and accelerating a natural process found in rivers. To date, more than 30 BioShaft Plants have been sold between Europe and the Middle East.

The United States Market Segment has a million miles of sewage collection pipes designed to carry some 50 trillion gallons of raw sewage daily to some 20,000 treatment plants. Many parts of this system are falling apart. This poses a major health risk to communities throughout the U.S. 3.5 million people get sick every year from swimming in water contaminated by sewage overflows. According to the Association of Metropolitan Sewage Agencies, the Congressional Budget Office, the Government Accounting Office and the EPA, there is a national funding gap estimated to be as high as $1 trillion for water infrastructure. Federal officials predict by 2025 the U.S. will suffer from water pollution as high as was recorded in 1968 if substantial investment in sewage infrastructure is not made.

For further information, please contact:

Samantha Haynes at (888) 299-1989

Samantha@bioshaft.com

About Bioshaft Water Technology Inc.

BioShaft is an innovative wastewater treatment technology based on Bio-Filtration utilizing sludge carriers. These plants are made using the Hans BioShaft Turbine that is at the heart of the wastewater technology. It was developed in the Netherlands in 1994 and was improved upon by Dr. Hans Badreddine and implemented as Hans BioShaft®. It is patented in the United Kingdom and the patent is pending in the United States. For further information please visit the Company’s website at www.bioshaft.com

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

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